EXHIBIT 4.1

                          QUEST MINERALS & MINING CORP.
                            2007 STOCK INCENTIVE PLAN

         1. Purpose. The purpose of the 2007 Stock Incentive Plan of Quest Minerals and Mining Corp. is to further align the interests of employees, directors and non-employee Consultants with those of the stockholders by providing incentive compensation opportunities tied to the performance of the Common Stock and by promoting increased ownership of the Common Stock by such individuals. The Plan is also intended to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company's business is largely dependent.

         2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

                  "Affiliate" means (i) any entity that would be treated as an "affiliate" of the Company for purposes of Rule 12b-2 under the Exchange Act and (ii) any joint venture or other entity in which the Company has a direct or indirect beneficial ownership interest representing at least one-third (1/3) of the aggregate voting power of the equity interests of such entity or one-third (1/3) of the aggregate fair market value of the equity interests of such entity, as determined by the Committee.

                  "Award" means an award of a Stock Option, Stock Award, or Restricted Stock Award granted under the Plan.

                  "Award Agreement" means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

                  "Board" means the Board of Directors of the Company.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" means the Company's common stock, $0.001 par value per share.

                  "Committee" means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan, or if no such committee exists, the Board.

                  "Company" means Quest Minerals and Mining Corp., a Utah corporation.

                  "Consultant" means any person which is a consultant or advisor to the Company and which is a natural person and who provides bona fide services to the Company which are not in connection with the offer or sale of securities in a capital-raising transaction for the Company, and do not directly or indirectly promote or maintain a market for the Company's securities.

                  "Date of Grant" means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

                  "Disability" means a Participant being considered "disabled" within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.

                  "Eligible Person" means any person who is an employee of the Company or any Affiliate or any person to whom an offer of employment with the Company or any Affiliate is extended, as determined by the Committee, or any person who is a Non-Employee Director, or any person who is Consultant to the Company.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Fair Market Value" means the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Company's common stock is listed or on The Nasdaq Stock Market, or, if not so listed on any other national securities exchange or The Nasdaq Stock Market, then the

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         average of the bid price of the Company's common stock during the last five trading days on the OTC Bulletin Board immediately preceding the last trading day prior to the date with respect to which the Fair Market Value is to be determined. If the Company's common stock is not then publicly traded, then the Fair Market Value of the Common Stock shall be the book value of the Company per share as determined on the last day of March, June, September, or December in any year closest to the date when the determination is to be made. For the purpose of determining book value hereunder, book value shall be determined by adding as of the applicable date called for herein the capital, surplus, and undivided profits of the Company, and after having deducted any reserves theretofore established; the sum of these items shall be divided by the number of shares of the Company's common stock outstanding as of said date, and the quotient thus obtained shall represent the book value of each share of the Company's common stock.

                  "Incentive Stock Option" means a Stock Option granted under
         Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

                  "Non-Employee Director" means any member of the Board who is not an employee of the Company.

                  "Nonqualified Stock Option" means a Stock Option granted under
         Section 6 hereof that is not an Incentive Stock Option.

                  "Participant" means any Eligible Person who holds an outstanding Award under the Plan.

                  "Plan" means the 2007 Stock Incentive Plan of Quest Minerals and Mining Corp. as set forth herein, as amended from time to time.

                  "Restricted Stock Award" means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that is issued subject to such vesting and transfer restrictions as the Committee shall determine and set forth in an Award Agreement.

                  "Service" means a Participant's employment with the Company or any Affiliate or a Participant's service as a Non-Employee Director with the Company, as applicable.

                  "Stock Award" means a grant of shares of Common Stock to an Eligible Person under Section 7 hereof that are issued free of transfer restrictions and forfeiture conditions.

                  "Stock Option" means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

         3.       Administration.

         3.1 Committee Members. The Plan shall be administered by a Committee comprised of one or more members of the Board, or if no such committee exists, the Board.

         3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant's consent. The Committee shall also have discretionary authority to interpret the Plan, to make factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making

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its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations and actions by the Committee shall be final, conclusive, and binding upon all parties.

         3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of state law and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee's authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee's delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

         4.       Shares Subject to the Plan.

         4.1 Maximum Share Limitations. Subject to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock that may be issued and sold under all Awards granted under the Plan shall be seventy million (70,000,000) shares. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. To the extent that any Award involving the issuance of shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Any Awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing maximum share limitations.

         4.2 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 4.1 hereof, (ii) the number and kind of shares of Common Stock, or other rights subject to then outstanding Awards, (iii) the exercise or base price for each share or other right subject to then outstanding Awards, and (iv) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

         4.3 Anti-Dilution. Notwithstanding anything contained in the Plan to cover the contrary, including any adjustments discussed in this Section 4, the maximum aggregate number of shares of Common Stock that may be issued and sold under all Awards granted under the Plan shall be anti-dilutive in the event of a reverse stock split by the Company and shall not result in any reduction in the number of shares available and authorized under the Plan at the effective time of such reverse stock split(s).

         5.       Participation and Awards.

         5.1 Designations of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

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         5.2      Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment. To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 11.1 hereof.

         6.       Stock Options.

         6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section
6.8 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

         6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 85 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant, except that the price shall not be less than 110 percent of the Fair Market Value in the case of any person who owns securities possessing more than 10 percent of the total combined voting power of all classes of securities of the Company.

         6.3 Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any Stock Option at any time, provided, however, that any Stock Option shall vest at the rate of at least twenty percent (20%) per year over five (5) years from the date the Stock Option is granted, subject to reasonable conditions as may be provided for in the Award Agreement. However, in the case of a Stock Option granted to officers, Non-employee Directors, managers or Consultants of the Company, the Stock Option may become fully exercisable, subject to reasonable conditions, at anytime or during any period established by the Company. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or its Affiliates for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion.

         6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten years from the Date of Grant. Except as otherwise provided in this Section 6 or as otherwise may be provided by the Committee, no Stock Option issued to an employee or a Non-Employee Director of the Company may be exercised at any time during the term thereof unless the employee or a Non-Employee Director Participant is then in the Service of the Company or one of its Affiliates.

         6.5 Termination of Service. Subject to Section 6.8 hereof with respect to Incentive Stock Options, the Stock Option of any Participant whose Service with the Company or one of its Affiliates is terminated for any reason shall terminate on the earlier of (A) the date that the Stock Option expires in accordance with its terms or (B) unless otherwise provided in an Award Agreement, and except for termination for cause (as described in Section 10.2 hereof), the expiration of the applicable time period following termination of Service, in accordance with the following: (1) twelve months if Service ceased due to Disability, (2) eighteen months if Service ceased at a time when the Participant is eligible to elect immediate commencement of retirement benefits at a specified retirement age under a pension plan to which the Company or any of its Affiliates had made contributions, (3) eighteen months if the Participant died while in the Service of the Company or any of its Affiliates, or (iv) three months if Service ceased for any other reason. During the foregoing applicable period, except as otherwise specified in the Award Agreement or in the event Service was terminated by the death of the Participant, the Stock Option may be exercised by such Participant in respect of the same number of shares of Common Stock, in the same manner, and to the same extent as if he or she had remained in the continued Service of the Company or any Affiliate during the first three months of such period; provided that no additional rights shall vest after such three months. The Committee shall have authority to determine in each case whether an authorized leave of absence shall be deemed a termination of Service for purposes hereof, as well as the effect of a leave of absence on the vesting and exercisability of a Stock Option. Unless otherwise provided by the Committee, if an entity ceases to be an Affiliate of the Company or otherwise

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ceases to be qualified under the Plan or if all or substantially all of the assets of an Affiliate of the Company are conveyed (other than by encumbrance), such cessation or action, as the case may be, shall be deemed for purposes hereof to be a termination of the Service.

         6.6 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefor and applicable withholding tax. Payment of the exercise price shall be made in the manner set forth in the Award Agreement, unless otherwise provided by the Committee: (i) in cash or by cash equivalent acceptable to the Committee, (ii) by payment in shares of Common Stock that have been held by the Participant for at least six months (or such period as the Committee may deem appropriate, for accounting purposes or otherwise) valued at the Fair Market Value of such shares on the date of exercise, (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the methods described above or (v) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.

         6.7 Limited Transferability of Nonqualified Stock Options. All Stock Options shall be nontransferable except (i) upon the Participant's death, in accordance with Section 11.2 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant's "family member" (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), as may be approved by the Committee in its discretion at the time of proposed transfer. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 11.2 hereof.

         6.8      Additional Rules for Incentive Stock Options.

                  (a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation ss.1.421-7(h) with respect to the Company or any Affiliate that qualifies as a "subsidiary corporation" with respect to the Company for purposes of Section 424(f) of the Code.

                  (b) Termination of Employment. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

                  (c) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an "incentive stock option" under Section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to "incentive stock options" under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

                  (d) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

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         6.9      Repricing Prohibited. Subject to the adjustment provisions contained in Section 4.2 hereof, without the prior approval of the Company's stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan, or otherwise approve any modification to such a Stock Option that would be treated as a "repricing" under the then applicable rules, regulations or listing requirements.

         7.       Stock Awards.

         7.1 Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, as directors' compensation or for any other valid purpose as determined by the Committee. A Stock Award granted to an Eligible Person represents shares of Common Stock that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The deemed issuance price of shares of Common Stock subject to each Stock Award shall not be less than 85 percent of the Fair Market Value of the Common Stock on the date of the grant. In the case of any person who owns securities possessing more than ten percent of the combined voting power of all classes of securities of the issuer or its parent or subsidiaries possessing voting power, the deemed issuance price of shares of Common Stock subject to each Stock Award shall be at least 100 percent of the Fair Market Value of the Common Stock on the date of the grant. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price.

         7.2 Rights as Stockholder. Subject to the foregoing provisions of this Section 7 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

         8.       Restricted Stock Awards.

         8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The deemed issuance price of shares of Common Stock subject to each Restricted Stock Award shall not be less than 85 percent of the Fair Market Value of the Common Stock on the date of the grant. In the case of any person who owns securities possessing more than ten percent of the combined voting power of all classes of securities of the issuer or its parent or subsidiaries possessing voting power, the deemed issuance price of shares of Common Stock subject to each Restricted Stock Award shall be at least 100 percent of the Fair Market Value of the Common Stock on the date of the grant. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.

         8.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement, provided that the Committee may accelerate the vesting of a Restricted Stock Award at any time. Such vesting requirements may be based on the continued Service of the Participant with the Company or its Affiliates for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company.

         8.3 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

         8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the

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shares and receive all dividends and other distributions paid or made with respect thereto. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award.

         8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant's making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

         9.       Change in Control.

         9.1 Effect of Change in Control. Except to the extent an Award Agreement provides for a different result (in which case the Award Agreement will govern and this Section 9 of the Plan shall not be applicable), notwithstanding anything elsewhere in the Plan or any rules adopted by the Committee pursuant to the Plan to the contrary, if a Triggering Event shall occur within the 12-month period beginning with a Change in Control of the Company, then, effective immediately prior to such Triggering Event, each outstanding Stock Option, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement.

         9.2      Definitions

                  (a) Cause. For purposes of this Section 9, the term "Cause" shall mean a determination by the Committee that a Participant
         (i) has been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony under Federal or state law, (ii) has engaged in willful gross misconduct in the performance of the Participant's duties to the Company or an Affiliate or (iii) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, nonsolicitation or similar restrictive covenant. Subject to the first sentence of Section 9.1 hereof, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines a termination on account of "Cause" (or a term having similar meaning), such definition shall apply as the definition of a termination on account of "Cause" for purposes hereof, but only to the extent that such definition provides the Participant with greater rights. A termination on account of Cause shall be communicated by written notice to the Participant, and shall be deemed to occur on the date such notice is delivered to the Participant.

                  (b) Change in Control. For purposes of this Section 9, a "Change in Control" shall be deemed to have occurred upon:

                           (i) the occurrence of an acquisition by any
                  individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a percentage of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities") (but excluding (1) any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company), (2) any acquisition by the Company or an Affiliate and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate) (an "Acquisition") that is thirty percent (30%) or more of the Company Voting Securities;

                           (ii) at any time during a period of two (2)
                  consecutive years or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, Disability or voluntary retirement) to constitute a majority thereof;

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                           (iii) an Acquisition that is fifty percent (50%) or
                  more of the Company Voting Securities;

                           (iv) the consummation of a merger, consolidation,
                  reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company Voting Securities outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power of the Company Voting Securities (or the voting securities of the surviving entity) outstanding immediately after such merger, consolidation or reorganization;

                           (v) the sale or other disposition of all or
                  substantially all of the assets of the Company;

                           (vi) the approval by the stockholders of the Company
                  of a complete liquidation or dissolution of the Company; or

                           (vii) the occurrence of any transaction or event, or
                  series of transactions or events, designated by the Board in a duly adopted resolution as representing a change in the effective control of the business and affairs of the Company, effective as of the date specified in any such resolution.

                  (c)      Constructive Termination. For purposes of this
         Section 9, a "Constructive Termination" shall mean a termination of employment by a Participant within sixty (60) days following the occurrence of any one or more of the following events without the Participant's written consent (i) any reduction in position, title (for Vice Presidents or above), overall responsibilities, level of authority, level of reporting (for Vice Presidents or above), base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a request that the Participant's location of employment be relocated by more than fifty (50) miles. Subject to the first sentence of Section 9.1 hereof, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate (or a successor entity) that defines a termination on account of "Constructive Termination," "Good Reason" or "Breach of Agreement" (or a term having a similar meaning), such definition shall apply as the definition of "Constructive Termination" for purposes hereof in lieu of the foregoing, but only to the extent that such definition provides the Participant with greater rights. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within five (5) days of such notice.

                  (d) Triggering Event. For purposes of this Section 9, a "Triggering Event" shall mean (i) the termination of Service of a Participant by the Company or an Affiliate (or any successor thereof) other than on account of death, Disability or Cause, (ii) the occurrence of a Constructive Termination or (iii) any failure by the Company (or a successor entity) to assume, replace, convert or otherwise continue any Award in connection with the Change in Control (or another corporate transaction or other change effecting the Common Stock) on the same terms and conditions as applied immediately prior to such transaction, except for equitable adjustments to reflect changes in the Common Stock pursuant to Section 4.2 hereof.

         9.3 Excise Tax Limit. In the event that the vesting of Awards together with all other payments and the value of any benefit received or to be received by a Participant would result in all or a portion of such payment being subject to the excise tax under Section 4999 of the Code, then the Participant's payment shall be either (i) the full payment or (ii) such lesser amount that would result in no portion of the payment being subject to excise tax under
Section 4999 of the Code (the "Excise Tax"), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section 9 shall be made by Kempisty & Company Certified Public Accountants, P.C. or any other accounting firm which is the Company's outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 9.3, all determinations as to present value shall be made using

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120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect on December 30, 2004.

         10.      Forfeiture Events.

         10.1 General. The Committee may specify in an Award Agreement at the time of the Award that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.

         10.2 Termination for Cause. Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant's employment with the Company or any Affiliate shall be terminated for cause, the Company may, in its sole discretion, immediately terminate such Participant's right to any further payments, vesting or exercisability with respect to any Award in its entirety. In the event a Participant is party to an employment (or similar) agreement with the Company or any Affiliate that defines the term "cause," such definition shall apply for purposes of the Plan. The Company shall have the power to determine whether the Participant has been terminated for cause and the date upon which such termination for cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant's employment for cause, the Company may suspend the Participant's rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which could constitute the basis for a termination for "cause" as provided in this Section 10.2.

         11.      General Provisions.

         11.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

         11.2 No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.7 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant's death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant's guardian or legal representative. In the event of a Participant's death, an Award may to the extent permitted by the Award Agreement be exercised by the Participant's beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant's will or by the Participant's estate in accordance with the Participant's will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant's death.

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         11.3     Deferrals of Payment. The Committee may in its discretion
permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

         11.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

         11.5 Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person any right to continue in the Service of the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Participant's employment or other service relationship for any reason at any time.

         11.6 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

         11.7 Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

         11.8 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant's permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

         11.9 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Affiliate. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or an Affiliate, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

                                 Page 10 of 12
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         11.10    Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant's executor, administrator and permitted transferees and beneficiaries.

         11.11 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

         11.12 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

         11.13 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose.

         11.14 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Utah, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

         11.15 Financial Statements. All Participants shall receive the financial statements of the Company at least annually.

         11.16 Performance Based Awards. For purposes of Stock Awards and Restricted Stock Awards granted under the Plan that are intended to qualify as "performance-based" compensation under Section 162(m) of the Code, such Awards shall be granted to the extent necessary to satisfy the requirements of Section 162(m) of the Code.

         11.17 Stockholder Approval. The Plan must be approved by the stockholders by a majority of all shares entitled to vote within twelve (12) months after the date the Plan was adopted by the Board. Any Incentive Stock Options granted before stockholder approval is obtained shall be converted into Nonqualified Stock Options if stockholder approval is not obtained within twelve
(12) months before or after the Plan was adopted.

         12.      Effective Date; Amendment and Termination.

         12.1 Effective Date. The Plan shall become effective following its adoption by the Board. The term of the Plan shall be ten (10) years from the date of adoption by the Board, subject to Section 12.3 hereof.

         12.2 Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan. The Board may seek the approval of any amendment or modification by the Company's stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, or exchange or securities market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

                                 Page 11 of 12
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         12.3     Termination. The Plan shall terminate on the tenth anniversary of the date of its adoption by the Board. The Board may, in its discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

                                 Page 12 of 12